Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The DIRECTV Group, Inc. on Form S-8 of our report dated March 9, 2004 (June 2, 2004 as to the reclassification of PanAmSat Corporation as a discontinued operation, the reclassification of segment information and the change in the method of accounting for subscriber acquisition costs as described in Note 1, Note 2, Note 16 and Note 18), which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities - an interpretation of ARB No. 51” by The DIRECTV Group, Inc., appearing in The DIRECTV Group, Inc.’s Current Report on Form 8-K dated June 3, 2004.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Los Angeles, California

June 2, 2004